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                                                                     EXHIBIT 5.1


                      [LETTERHEAD OF WATKINS & EAGER PLLC]

                               December 3, 1999


Board of Directors
Friede Goldman Halter, Inc.
13085 Industrial Seaway Road
Gulfport, Mississippi 39503

Ladies and Gentlemen:

          We have acted as Mississippi counsel to Friede Goldman Halter, Inc., a Mississippi corporation formerly known as Friede Goldman International Inc. (the "Company"), in connection with the Company's Form S-8 relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to an additional 1,182,412 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the Friede Goldman Halter, Inc. Amended and Restated 1997 Equity Incentive Plan (the "Plan").

          As the basis for the opinions hereinafter expressed, we have examined such corporate records and documents, certificates of corporate and public officials and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

          Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              WATKINS & EAGER, PLLC

                              /s/ M. BINFORD WILLIAMS, JR.
                              -------------------------------------
                              M. Binford Williams, Jr.
                              Member